Exhibit 99.1

Press Release
PRESS RELEASE

FOR IMMEDIATE RELEASE

October 10, 2008

Contact:	Dennis M. Terry
President and Chief Executive Officer
First Clover Leaf Financial Corp.
(618) 656-6122

FIRST CLOVER LEAF FINANCIAL CORP. ANNOUNCES COMPLETION
OF ACQUISITION OF PARTNERS FINANCIAL HOLDINGS, INC.

Edwardsville, IL - (October 10, 2008) First Clover Leaf Financial Corp. (“First Clover Leaf”) (NASDAQ: FCLF) and its subsidiary, First Clover Leaf Bank, FSB, announced today that they have completed the acquisition of Partners Financial Holdings Inc. (“Partners”) and its subsidiary, Partners Bank, both based in Glen Carbon, Illinois, by merger of Partners into First Clover Leaf and Partners Bank into First Clover Leaf Bank, resulting in a combined organization with over $593 million in assets. The holding company resulting from the transactions will continue to be known as First Clover Leaf Financial Corp. and the resulting federal savings bank will continue to be known as First Clover Leaf Bank.

Each share of Partners common stock was converted into the right to receive either 5.7971 shares of First Clover Leaf common stock or $56 in cash.  The total mix of consideration in the transaction was 50% stock and 50% cash, or up to 1,072,487 First Clover Leaf common shares and approximately $10.36 million in cash. Cash will be issued in lieu of fractional shares of First Clover Leaf common stock at a rate of $9.66 per share.  In addition, First Clover Leaf paid approximately $1.5 million in cash for outstanding Partners options and warrants.

As a result of the completion of the acquisition, First Clover Leaf will have 9,249,218 issued and outstanding common shares, subject to adjustment for cash payments in lieu of fractional shares.

First Clover Leaf engaged RP Financial, LC, as its financial advisor and Polsinelli Shalton Flanigan Suelthaus PC served as legal counsel to First Clover Leaf.

Partners engaged Stifel Nicolaus & Co., Inc., as its financial advisor.  Lewis, Rice & Fingersh, LC, served as legal counsel to Partners.

About First Clover Leaf:

First Clover Leaf Financial Corp. is the parent company of First Clover Leaf Bank, a federally chartered savings bank, headquartered in Edwardsville, Illinois. The savings bank operates four full-service offices in Edwardsville and Wood River , Illinois. As of June 30, 2008, First Clover Leaf's consolidated assets totaled approximately $421 million and its deposits were approximately $292 million.